Quantum Technologies Announces $10 Million Private Placement of Common Stock with Institutional Investors

IRVINE, Calif., Oct. 30 /PRNewswire/ -- Quantum Technologies, Inc. (Nasdaq: QTWW, News), today announced that it has agreed to and entered into a Securities Purchase Agreement for the issuance and sale to institutional investors of 6.1 million shares of the company's common stock at $1.64 per share and warrants to purchase 2.1 million shares of the company's common stock. The warrants are exercisable six months from closing and at any time and from time to time for seven years thereafter at an exercise price of $2.36. Additionally, investors can purchase, for a period that extends until 45 trading days after the shares become registered, an additional 1.8 million shares at a price of $1.64. The purchase of these additional shares would include an additional 0.6 million warrants. The Company expects to close the transaction by November 1, 2006.

About Quantum:

Quantum and its subsidiary, Tecstar Automotive Group, are leaders in powertrain engineering, system integration, and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements and high performance engines and drive trains for OEMs and consumers of aftermarket parts and accessories. Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, and Sumitomo. Quantum's customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, AeroVironment, and the U.S. Army.

More information can be found about Quantum's products and services at www.qtww.com

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. These securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirements.

Forward Looking Statements

Except for historical information, the statements, expectations, and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's expectations regarding expected closing of the private placement. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Reference should also be made to the risk factors set forth from time to time in the Company's SEC reports, including but not limited to those contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2006. The Company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

Email: drasmussen@qtww.com

+1-206-315-8242

©2006 Quantum Fuel Systems Technologies Worldwide, Inc.

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